Exhibit 10.1

RETIREMENT AGREEMENT

Danaher Corporation, a Delaware corporation headquartered at 2099 Pennsylvania Avenue, 12th Floor, Washington, D.C. 20006 (the “Company” or “Danaher”) and Patrick W. Allender who resides at 5 Holly Leaf Court, Bethesda, MD (“Mr. Allender”) agree as follows:

1.             General.  The Company employs Mr. Allender and Mr. Allender accepts employment to render services on behalf of the Company, subject to the supervision and direction of the President of the Company or his duly authorized designee. Said employment shall continue until the date on which the employment relationship is terminated at the will of either party.

2.             Noncompetition and nonsolicitation.

(a)           During Mr. Allender’s employment with the Company, Mr. Allender shall not directly or indirectly:

(A)          perform services of any nature or in any capacity whatsoever for any business, person, or entity which is engaged in product lines which compete with and/or which is in competition with Danaher or any subsidiary of Danaher;

(B)           engage in any product lines which compete with Danaher or any subsidiary of Danaher;

(C)           except on behalf of Danaher or any subsidiary of Danaher, sell, offer to sell or solicit any orders for the purchase of any products and/or services which are the same as or similar to those sold by Danaher or any subsidiary of Danaher, to or from any customer, person or entity; or

(D) otherwise perform any services, sell any products or engage in any activities in any capacity whatsoever which are in competition with Danaher or any subsidiary of Danaher.

(b)           For an 18-month period following the termination of Mr. Allender’s employment with the Company, whether the termination is voluntary or involuntary, Mr. Allender will not, directly or indirectly, on behalf of himself or herself or for any entity, business or person other than, Danaher or any subsidiary of Danaher:

(A)          compete with Danaher anywhere in the United States (the “Restricted Area”), or

 (i)           accept employment (as a director, officer, employee, independent contractor, representative, consultant, member or otherwise) with a business, entity (including without limitation any business or entity started by Mr. Allender) or person that competes directly or indirectly with any product or service of the Company within the Restricted Area,

(ii)           provide any services similar to the services Mr. Allender provided to or on behalf of the Company, or any other advice or consulting services, to a business, entity (including without limitation any business or entity started by Mr. Allender) or person that competes directly or indirectly with any product or service of the Company within the Restricted Area, or

(iii)          invest in or otherwise hold any interest in (except for passive ownership of up to 3% of the outstanding capital stock of any publicly traded corporation, so long as Mr. Allender complies with clauses (i) and (ii) above), a business, entity (including without limitation any business or entity started by Mr. Allender) or person that competes directly or indirectly with any product or service of the Company within the Restricted Area.

(B)           sell, offer to sell, or solicit any orders for the purchase of, to or from any customer, any products and/or services similar to those upon which or with which Mr. Allender worked, or about which Mr. Allender acquired knowledge, while employed by Danaher or any subsidiary of Danaher. For purposes of this Agreement, the term “customer” means any person, business or entity, or any person, business, or entity subject to the control of any such person, business or entity, that during the 24 months immediately preceding termination of Mr. Allender’s employment with the Company:

(i)            sought, inquired about, or purchased any products or services of the Company or of any Danaher entity for whom Mr. Allender worked during such 24 month period (the Company and any such other Danaher entity or entities are referred to as the “Employing Companies”);

(ii) contacted any of the Employing Companies for the purpose of seeking or purchasing any products or services of any of the Employing Companies;

(iii) was contacted by any of the Employing Companies for the purpose of selling its products or services; and/or

(iv) received a written and/or verbal sales proposal from any of the Employing Companies.

(C)           use, incorporate or otherwise create any business entity or organization or domain name using, any name confusingly similar to the name of Danaher Corporation or of any subsidiary of Danaher, or any other name under which any of those entities does business.

3.             Nonpiracy.  During Mr. Allender’s employment and for an 18-month period following the termination of Mr. Allender’s employment with the Company, whether the termination is voluntary or involuntary, Mr. Allender will not directly or indirectly, on behalf of himself or herself, or for any other entity, business, or person:

(1)           hire, entice, induce, solicit or attempt to hire, entice, induce or solicit any employee of the Company to leave the Company’s employ (or the employ of any subsidiary of the Company, as applicable) or cause any employee of the Company to become employed in any business that is directly or indirectly competitive with the Company for any reason whatsoever,

(2)           assist or encourage in any manner, including without limitation through the providing of advice or information, any employee of the Company to leave the Company’s employ (or the employ of any subsidiary of the Company, as applicable), or

(3)           suggest or recommend in any manner, including through the providing of advice or information, that any business, person or entity hire, entice, induce, solicit, cause or attempt to hire, entice, induce or solicit or cause any employee of the Company to leave the Company’s (or the employ of any subsidiary of the Company, as applicable).

 For purposes of this Agreement, the term “employee of the Company” shall include each person who as of the date of termination of Mr. Allender’s employment is, or at any time within the 6-month period preceding such date was, (1) employed by Danaher or any of its subsidiaries whether on a full-time or part-time basis, or (2) providing full-time services to, or working as an independent contractor for, Danaher or any of its subsidiaries.

4.             Nondisclosure.

(a)           Mr. Allender agrees with the Company that he or she will not at any time during Mr. Allender’s employment by the Company or at any time after any termination of said employment, whether it be voluntary or involuntary, except in performing his or her employment duties to the Company or any affiliate of the Company under this Agreement, directly or indirectly, use, disclose, or publish, or knowingly or negligently permit others not so authorized to use, disclose, or publish, (1) any information, data or other assets or property of the Company or any of its affiliates, in whatever form, including without limitation the Danaher Business System and any information relating to any current or former employee of the Company, or (2) without limiting the foregoing, any Confidential Information that Mr. Allender may learn or become aware of, or may have learned or become aware of, because of Mr. Allender’s prior or continuing employment, ownership, or association with the Company or any predecessors or affiliates thereof, or use, or knowingly or negligently permit others not so authorized to use, any such information in a manner detrimental to the interests of the Company or any affiliates thereof.

(b)           Mr. Allender agrees not to use in working for the Company or any of its affiliates and not to disclose to the Company or any affiliate thereof any trade secrets or other information Mr. Allender does not have the right to use or disclose and that the Company and its affiliates are not free to use without liability of any kind.  Mr. Allender agrees to inform the Company promptly in writing of any patents, copyrights, trademarks, or other proprietary or intellectual property rights known to Mr. Allender that the Company or any of its affiliates might violate because of information provided by Mr. Allender.

(c)           Mr. Allender confirms that all assets and properties of the Company and its affiliates, including without limitation Confidential Information, is and must remain the exclusive property of the Company or the relevant affiliate thereof.  All such assets and property, including without limitation all office equipment (including computers) Mr. Allender receives from the Company or any affiliate thereof in the course of Mr. Allender’s employment and all business records, business papers, and business documents Mr. Allender keeps or creates, whether on digital media or otherwise, in the course of Mr. Allender’s employment relating to the Company or any affiliate thereof, must be and remain the assets and property of the Company or the relevant affiliate.  Upon the termination of Mr. Allender’s employment with the Company, whether it be voluntary or involuntary, whenever that termination of employment may occur, or upon the Company’s request at any time, Mr. Allender must promptly deliver to the Company or to the relevant affiliate all such assets and property, including without limitation any such office equipment (including computers) and any Confidential Information or other records or documents (written or otherwise), and any copies, excerpts, summaries or compilations of the foregoing, made by Mr. Allender or that came into Mr. Allender’s possession during Mr. Allender’s employment.  Mr. Allender agrees that he or she will not retain any such assets or property, including without limitation copies, excerpts, summaries, or compilations of the foregoing information, records and documents.

(d)           “Confidential Information” includes, without limitation, any matters protected under the Uniform Trade Secrets Act and any information that neither the Company nor any of its affiliates has previously disclosed to the public with respect to the present or future business of the Company or of any of its affiliates, including their respective operations, services, products, research, inventions, invention disclosures, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, systems, trade secrets, copyrights, software, source code, object code, patent applications, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any products or services), Talent Reviews and Organizational Plans, business plans, information regarding all or any portion of the Danaher Business System, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential or proprietary information, and any other information not generally known outside the Company and its affiliates that may be of value to the Company or any of its affiliates, but excludes any information already properly in the public domain.  “Confidential Information” also includes, without limitation, confidential and proprietary information and trade secrets that third parties entrust to the Company or any of its affiliates in confidence.

(e)           Mr. Allender understands and agrees that the rights and obligations set forth in this Nondisclosure section will continue indefinitely and will survive termination of Mr. Allender’s employment with the Company.

5.  Works-made-for-hire and Intellectual Property.

(a)           Mr. Allender agrees that all records (in whatever media), written works, documents, papers, notebooks, drawings, designs, technical information, source code, object code, algorithms, processes, methods, ideas, formulas, inventions (whether patentable or not), invention disclosures, discoveries, improvements, other copyrightable or protected works, or any other intellectual property, developed, conceived, acquired, created, authored, reduced to practice, from which derivative works are prepared, made, invented, or discovered by Mr. Allender (whether or not during usual working hours, and whether individually or jointly with others) that relate to, result from or are suggested by any work or task performed by Mr. Allender for or on behalf of the Company or any affiliate thereof, or that arise from the use or assistance of the facilities, materials, personnel, or Confidential Information of the Company or any affiliate thereof, or that otherwise relate to the actual or anticipated research, development or business of the Company or any affiliate thereof, will be and remain the absolute property of the Company (or the relevant affiliate thereof), as will all the worldwide patent, copyright, trademark, service mark and trade secret rights, any associated registrations, applications, renewals, extensions, continuations, continuations-in-part, requests for continued examination, divisions, or reissues thereof or any foreign equivalents thereof, and all other intellectual property rights relating to the foregoing (all items referred to in this sentence are collectively referred to as the “Intellectual Property”).  Mr. Allender irrevocably and unconditionally waives all rights, wherever in the world enforceable, that vest in Mr. Allender (whether before, on, or after the date of this Agreement) in connection with any such Intellectual Property in the course of Mr. Allender’s employment with the Company, any affiliate thereof or any predecessor of any of the foregoing.  Mr. Allender recognizes all such Intellectual Property constitutes “works made for hire” for which the Company retains all rights, title, and interest to any underlying rights, including copyright protections.  If for any reason any such Intellectual Property is not deemed to be a “work made for hire,” consistent with the undertakings below, Mr. Allender hereby assigns all rights, title and interest in any such Intellectual Property to the Company (or the applicable affiliate thereof, as directed by the Company).

(b)           Mr. Allender will promptly disclose, and hereby grants, and assigns all rights, title, and interest in all Intellectual Property, to the Company (or the applicable affiliate thereof, as specified by the Company) for its or their sole use and benefit.  At all times, both during and after Mr. Allender’s employment by the Company, Mr. Allender agrees to assist the Company in taking the proper steps, including executing any required documents, to obtain patents, copyrights or other legal protection for the Intellectual Property and to assign such Intellectual Property and the rights to any applications associated therewith to the Company, if the Company so desires, but all at the Company’s direction and expense.  At all times, both during and after Mr. Allender’s employment by the Company, Mr. Allender agrees not to claim any rights to any Intellectual Property as having been created, conceived or acquired by Mr. Allender prior to Mr. Allender’s employment by the Company, unless such Intellectual Property is identified on a sheet attached to this Agreement and signed by Mr. Allender as of the date of this agreement.

(c)           Mr. Allender understands and agrees that the rights and obligations set forth in this Works-made-for-hire and Intellectual Property section will continue indefinitely and will survive termination of Mr. Allender’s employment with the Company, whether the termination is voluntary or involuntary.

6.             Termination Payment.  In consideration of Mr. Allender’s promises and commitments reflected in paragraphs 2, 3, 4, 5 and 15 herein, the Company agrees that if the Company terminates Mr. Allender’s employment “without cause” (as defined below) prior to termination of this Agreement, Mr. Allender shall be entitled to nine months salary (excluding incentive compensation, bonus amounts, benefits and similar items) at the rate in effect at the time of termination to be paid on the same schedule as if Mr. Allender were still employed (the “Termination Payments”).  The Company will reduce the amount of any Termination Payments for withholding and FICA taxes and any other withholdings and contributions required by law.  If the Company terminates Mr. Allender for “cause,” or if Mr. Allender terminates his or her employment for any reason, Mr. Allender shall not be entitled to any Termination Payments.  Mr. Allender further acknowledges that a transfer to Danaher or a subsidiary of Danaher shall in no event constitute a “termination” of any kind for purposes of Sections 6 or 7 hereof.

(a)           For purposes of this Agreement, termination “without cause” shall mean that the Company terminates Mr. Allender’s employment for any reason, including in a reduction-in-force, other than for “cause.”  “Cause” shall include the following, to be determined in the reasonable judgment of the Company:

(i)            Mr. Allender’s fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to Danaher or any subsidiary thereof, or any other action in willful disregard of the interests of Danaher or any subsidiary thereof;

(ii)           Mr. Allender’s conviction of, or pleading guilty or no contest to (1) a felony, (2) any misdemeanor (other than a traffic violation) with respect to his/her employment, or (3) any other crime or activity that would impair his/her ability to perform his/her duties or impair the business reputation of Danaher or any subsidiary thereof;

(iii)          Mr. Allender’s refusal or willful failure to adequately perform any duties assigned to him/her;

(iv)          Mr. Allender’s willful failure or refusal to comply with Danaher standards, policies or procedures, including without limitation Danaher’s Standards of Conduct as amended from time to time;

(v)           Mr. Allender’s material misrepresentation or breach of any of his or her representations, obligations or agreements under this Agreement;

(vi)          Mr. Allender’s death; or

(vii)         Mr. Allender’s incapacity due to physical or mental illness that results in his/her absence from work on a full-time basis for twelve consecutive months.

(b)           Notwithstanding anything in this Section 6 to the contrary, Mr. Allender agrees that in the event of a breach by Mr. Allender of any of his/her covenants contained in Sections 2, 3, 4, 5 or 15 herein, in addition to any and all other remedies available to the Company, (1) Mr. Allender shall return to the Company any Termination Payments theretofore received, in addition to any other damages or remedies available to the Company, and (2) the Company shall have no obligation to pay, and Mr. Allender shall have no right to receive, any and all unpaid or remaining Termination Payments.

7.             Severance Payment.  The Company agrees that if the Company terminates Mr. Allender’s employment “without cause” (as defined in paragraph 6(a) above) prior to termination of this Agreement, Mr. Allender shall be entitled to severance pay of three months salary (excluding incentive compensation, bonus amounts, benefits and similar items) at the rate in effect at the time of termination to be paid on the same schedule as if Mr. Allender were still employed (the “Severance Payments”) provided Mr. Allender signs a release of all claims arising out of Mr. Allender’s employment, and discontinuance of employment, with Danaher and/or any subsidiaries of Danaher to the extent applicable.  Such release must be executed at the time of termination, and will be in the format of the Company’s standard release in effect at the time of termination (a copy of the current version is available for Mr. Allender’s review.)  The Severance Payments will commence upon completion of the Termination Payments provided for in paragraph 6 above, if any.  The Company will reduce the amount of any Severance Payments for withholding and FICA taxes and any other withholdings and contributions required by law.  Notwithstanding anything in this Section 7 to the contrary, Mr. Allender agrees that in the event of a breach by Mr. Allender of any of his/her covenants contained in the aforementioned release, in addition to any and all other remedies available to the Company, (1) Mr. Allender shall return to the Company any Severance Payments theretofore received, in addition to any other damages or remedies available to the Company, and (2) the Company shall have no obligation to pay, and Mr. Allender shall have no right to receive, any and all unpaid or remaining Severance Payments.

8.             Enforceability.  It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under applicable law, but the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof.  If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

9.             Damages and Relief.  Mr. Allender acknowledges and agrees that damages are an inadequate remedy for any breach of the terms and conditions set forth in Sections 2, 3, 4, 5 and 15 of this Agreement and agrees that in the event of a breach of such paragraphs, the Company may, with or without pursuing any remedy for damages, immediately obtain and enforce an ex parte, preliminary and permanent injunction prohibiting Mr. Allender from violating this policy.  Further, in any civil action brought for a breach of this Agreement, the Company shall be entitled to recover from Mr. Allender all reasonable attorneys’ fees, litigation expenses, and costs incurred by the Company if the Company prevails in that action.

10            Consideration.  Mr. Allender acknowledges and agrees that this Agreement is supported by (1) the Termination Payment provision set forth in Section 6 above without regard to whether Mr. Allender receives any or all of the Termination Payment, and (2) the determination by the Compensation Committee of Danaher’s Board of Directors that Mr. Allender’s cessation or termination of employment for any reason other than an act of Gross Misconduct (as defined in the Danaher Corporation 1998 Stock Option Plan) that is incapable of being cured or if capable of being cured is not so cured within ten days after Mr. Allender receives notice thereof, whenever the same shall occur, shall constitute “Early Retirement” for purposes of the Plan.  Mr. Allender further agrees that such consideration is fair, reasonable and enforceable to its full extent; that Mr. Allender was given adequate time to consider this Agreement; that the Company has an important and legitimate business interest that it is seeking to protect with this Agreement; and that enforcement of this Agreement would not interfere with the interests of the public.  Notwithstanding anything to the contrary herein and for the avoidance of doubt, the parties hereto agree that in the event of Mr. Allender’s breach of this Agreement Danaher is entitled to specific performance of Mr. Allender’s obligations hereunder and/or any and all damages of any nature, but will not terminate the Compensation Committee’s grant of Early Retirement treatment to Mr. Allender.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the District of Columbia without regard for the choice of law provisions thereof.

12.           Termination.

(a)           Mr. Allender understands, acknowledges and agrees that the obligations and restrictions imposed upon him/her under this Agreement shall apply regardless of whether the termination of his/her employment is voluntary or involuntary, with or without cause.

(b)           Unless Mr. Allender is sooner terminated pursuant to the terms of Section 6 of this Agreement, terminated by the Company for cause or Mr. Allender terminates his or her employment for any reason, the Company shall upon prior written notice to Mr. Allender have the right to terminate this Agreement (1) on the second anniversary of this Agreement and on every second anniversary thereafter, and (2) in connection with any promotion of Mr. Allender or transfer of Mr. Allender to Danaher or any subsidiary of Danaher; provided, that in connection with any such termination the Company (or a subsidiary of Danaher, as applicable) shall offer to Mr. Allender an agreement containing terms substantially similar to the terms set forth herein but taking into account the then-current status of the applicable law.

(c)           Notwithstanding anything to the contrary set forth herein, all of the Company’s obligations under this Agreement shall terminate upon the earliest of the termination of Mr. Allender’s employment for cause, Mr. Allender’s termination of his or her employment for any reason, or the Company’s fulfillment of its obligations, if any, as set forth in Sections 6 and 7 hereof.

13.           Amendment and Waiver; Entire Agreement. This Agreement shall not be amended except by a written instrument hereafter signed by the Company and Mr. Allender.  The failure of the Company to enforce, or delay in enforcing, any term of this Agreement shall not constitute a waiver of any rights or deprive the Company of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach.  No waiver of a right under any provision of this Agreement shall be binding on the Company unless made in writing and signed by the President of the Company.  This Agreement contains the entire understanding of Danaher and Mr. Allender relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof between Mr. Allender on the one hand and Danaher and/or any current or former subsidiary of Danaher on the other hand, including without limitation any similar agreement entered into prior to the date hereof between Mr. Allender on the one hand and Danaher and/or any current or former subsidiary of Danaher on the other hand.

14.           Successors and Assigns. This Agreement shall be binding upon Mr. Allender and his/her heirs, successors, assigns and personal representatives, and inure to the benefit of the Company, its successors and its assigns. Mr. Allender may not assign any rights or duties under this Agreement; the Company may assign any or all of its rights and/or duties herein to any subsidiary or subsidiaries of the Company.  The term “affiliate,” when used herein, shall not include any officers or directors of the Company.

15.           Nondisparagement.  Mr. Allender agrees that except as required under the law, Mr. Allender will refrain from making derogatory or disparaging written or oral comments regarding the Company, any of its affiliates or any of their respective products, services or personnel.

16.           Set-Off.  The Company shall not set off against any obligation it owes to Mr. Allender any amounts owed to the Company by Mr. Allender, and, except as required by law or by the terms of the applicable plan, shall not restrict Mr. Allender’s ability to exercise any options that are exercisable under the Option Plan or Mr. Allender’s access to his 401(k) plan account or account under the Company’s Executive Deferred Income Plan, or his access to any other compensation or benefits related to his employment with the Company which have been earned and are due and owing.

17.           Acknowledgment of Understanding; Livelihood. Mr. Allender acknowledges that s/he has read this Agreement in its entirety and understands all of its terms and conditions, that s/he has had the opportunity to consult with legal counsel of his/her choice regarding his/her agreement to the provisions contained herein, that s/he is entering into this Agreement of his/her own free will, without coercion from any source, and that s/he agrees to abide by all of the terms and conditions herein contained. Mr. Allender further acknowledges that in consideration of Mr. Allender’s right to terminate his/her employment with the Company at any time for any reason, Mr. Allender agrees that s/he is employed by the Company on an at-will basis.  Nothing contained in this Agreement or elsewhere shall be construed as limiting the effect of this paragraph.  Mr. Allender acknowledges that Mr. Allender’s knowledge, skills and abilities are sufficient to enable Mr. Allender, in the event of the termination of employment with the Company, to earn a satisfactory livelihood without violating this Agreement.

Mr. Allender:	/s/ Patrick W. Allender		Date:	November 15, 2004

Company:	By:	/s/ H. Lawrence Culp, Jr.	Date:	November 15, 2004
Name: H. Lawrence Culp, Jr.
Title: President and Chief Executive Officer